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                                                                    Exhibit 10.1

                           EXECUTIVE SEVERANCE POLICY

APPLICATION

This policy applies to the officers of Cray Inc. ("Cray" or the "Company"). In particular it applies to all individuals who are appointed by the Board of Directors to officer positions and to those individuals who are appointed by the Chief Executive Officer as officers. The current individuals covered by this policy are listed on Exhibit A; the Chief Executive Officer may change Exhibit A from time to time.

The Company has entered into management retention agreements with certain of its officers that become applicable if there is a "Change of Control," as defined in those agreements, of Cray. If those agreements are applicable, then the individuals covered by those agreements are covered by those agreements and not by this policy.

This policy does not apply if the officer's employment is terminated for Cause, death, Disability, retirement or resignation other than for Good Reason (as such terms are defined in Section 2 below).

The Company has adopted a severance policy for all employees in connection with reductions-in-force. If applicable, this policy is in lieu of and replaces the reduction-in-force policy for the covered officers.

POLICY

If the employment of an officer of the Company terminates and this policy is applicable to such termination, then:

1. Severance Payment. The officer will be entitled to Severance Payments as follows:

            a. Salary Continuation. The officer will continue to receive his or her Salary, to be paid in accordance with the Company's standard salary payment policy for all employees, for the following periods, as applicable:

                  Chief Executive Officer - for a period of twelve months.

                  President - for a period of twelve months, provided that from March 1, 2005, through March 31, 2008, the amount shall be 200% of Salary.

                  Senior Vice President - for a period of nine months, plus one month for each year of service as an officer of the Company, up to a maximum of twelve months

                  Vice President - for a period of six months, plus one month for each year of service as an officer of the Company, up to a maximum of nine months.

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                  New Officers - the Compensation Committee of the Board of
                  Directors is authorized to approve salary continuation for different periods and to add targeted bonus and other compensation to the definition of "Salary" in connection with the hiring or appointment of new officers and senior managers, not inconsistent with provisions granted the Chief Executive Officer and President, such determinations to be set forth in minutes of the Compensation Committee and reported to the Board.

                  *For purposes of calculating "a year of service" for salary continuation purposes, an individual shall be deemed to have completed a "year of service" as on officer if the individual has completed ten or more full months as an officer.

                  These salary continuation payments will cease if, while receiving these salary continuation payments, the officer becomes re-employed by the Company or any of its subsidiaries but will continue if the officer is employed by another employer.

            b. Vacation. Any accrued vacation balance to be paid in accordance with the Company's standard practice for paying accrued vacation to terminating employees.

            c. Benefits. The Company will continue to provide the following benefits in accordance with the Company's policies and benefits applicable to all employees:

                  The Company will pay under COBRA the Company portion of the medical benefits that the officer was receiving prior to termination;

                  The Company will provide to the officer the Dental, Vision and Orthodontia benefits on the same terms as were provided to the officer prior to termination; and

                  The Company will reimburse the cost of a term life insurance policy for the appropriate period in the amount provided to the officer immediately prior to termination'

                  provided, however, to the extent the Company adjusts or changes any or all of the medical, vision, orthodontia and life insurance benefits generally for employees in the United States, then the Company shall make a comparable adjustment in the benefits provided to the officer

            The benefits identified in this clause 1(c) will be provided for a period ending the earlier of (i) when the officer no longer receives continued salary under clause 1(a) above or (ii) when the officer is employed by an employer that provides

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            medical, dental, vision, orthodontia and life insurance benefits, as the case may be, and the officer was eligible to receive any such benefits. As part of the officer's termination, he or she will agree to notify the Company promptly if he or she becomes an employee of another employer.

      d. Stock Options. All outstanding stock options shall cease to vest upon termination and all outstanding stock options shall be exercisable at any time before the earlier of (i) the expiration date of the option or (ii), if permitted under the applicable stock option agreements, the expiration of the salary payments under clause 1(a) above and, if not so permitted, then pursuant to the provisions of the applicable stock option agreements

      e. Outplacement. The Company will pay for outplacement services (Drake Beam Morin Senior Executive Level Programs or equivalent) for a period ending the earlier of (i) when the officer no longer receives continued salary under clause 1(a) above or (ii) when the officer is employed.

2.    Definitions:

      a. Cause. For purposes of this policy, "Cause" means a termination of employment resulting from a good faith determination by the Board of Directors that:

            - the officer has willfully failed or refused in a material respect to follow reasonable policies or directives established by the Board of Directors or the Chief Executive Officer or willfully failed or refused to attend to material duties or obligations of his or her office (other than any such failure resulting from the officer's incapacity due to physical or mental illness), which the officer has failed to correct within a reasonable period following written notice to such officer; or

            - there has been an act by the officer involving wrongful misconduct which has a demonstrably adverse impact on or material damage to the Company or its subsidiaries, or which constitutes a misappropriation of the assets of the Company or its subsidiaries; or

            - the officer has engaged in an unauthorized disclosure of confidential information; or

            - the officer, while employed by the Company or any of its subsidiaries, has performed services for another company or person which competes with the Company, without the prior written approval of the Chief Executive Officer of the Company.

      b. Disability. For purposes of this policy, "Disability" means that, at the time the officer's employment is terminated, he or she has been unable to perform the duties

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            of his or her position for a period of six consecutive months as a result of the officer's incapability due to physical or mental illness.

      c.    Good Reason. For purposes of this policy, "Good Reason" means:

                  - a reduction in salary or benefits (other than applicable to employees generally); or

                  -     a material diminution in job responsibilities; or

                  - a request to relocate, except for office relocations that would not increase the officer's one-way commute by more than 25 miles.

      d. Salary. For purposes of this policy, "Salary" means the officer's base salary in effect at the time, exclusive of any bonus and of any variable pay component, except as follows:

            For the Chief Executive Officer, "Salary" means the total of the Chief Executive's base salary in effect at the time and the Chief Executive Officer's bonus under the executive bonus plan in effect at the time, assuming 100% of the target is reached, and

            For the President, "Salary" means the total of the President's base salary in effect at the time, the President's bonus under the executive bonus plan in effect at the time, assuming 100% of the target is reached, and the override bonus based at meeting the plan for the year, as approved by the Board (if the Board has not yet approved a plan for the applicable year, the previous year's plan will be used to determine such bonus).

3. Conditions. It is a condition for any officer to receive the benefits under this policy that the officer execute the Company's standard termination agreement and general release and any required revocation or waiting period shall have expired, and it is a condition to the continuation of salary and other benefits under this policy that the officer, following termination, complies with the terms of his or her Employee Confidentiality Agreement and any agreement executed during the officer's employment or in connection with the officer's termination of employment.

4. Unfunded Obligations. The obligations of the Company under this policy are funded from the Company's general assets.

5. Administration. This policy shall be administered by the Chief Executive Officer of the Company, or such other person or persons as the Chief Executive Officer may appoint (such person or persons are referred to as the "Administrator"), provided that the Board of Directors may appoint another person as Administrator.

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6.    ERISA Plan. This policy is intended to be and shall be administered and maintained as a welfare benefit plan under Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), providing certain benefits to participants on certain severances from employment. This policy is not intended to be a pension plan under Section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan.

7. Claims. Claims for benefits under this policy shall be governed by these procedures. The Administrator shall establish administrative processes and safeguards to ensure and verify that claims decisions are made in accordance with the plan and that, where appropriate, plan provisions have been applied consistently with respect to similarly situated claimants. Any person claiming a benefit, or requesting an interpretation, ruling or information, shall present the request in writing to the chair of the Administrator, who will decide the claim.

7.1 If the claim is wholly or partially denied, the Administrator will notify the claimant of the adverse determination within a reasonable time not longer than 90 days after the plan received the claim unless special circumstances require an extension of time. The Administrator will notify a claimant in writing of the need for any extension before the end of the initial 90 days. Any notice of extension will indicate the special circumstances requiring the extension and the date by which a decision is expected. Any extension will be no longer than another 90 days after the initial period.

7.2 The Administrator will provide the claimant with written or electronic notification of any adverse determination on a claim, including the specific reason or reasons for the determination; reference to the specific plan provisions on which the determination is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why it is necessary; a description of the review procedures under
7.3 and 7.4 and the applicable time limits; and a statement of the claimant's right to bring a legal action under ERISA following any adverse determination on review.

7.3 A claimant may request review within 60 days after receiving a notification of an adverse determination on a claim and may submit written comments, documents, records and other information relating to the claim

                  (a) Upon request and at no charge, the claimant may have
            copies of any document, record or other information that was relied on in making the determination; was submitted, considered or generated in the course of making the determination, whether or not relied on; or demonstrates compliance with the processes and safeguards under 7.1(a).

                  (b) The Administrator's review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, whether or not considered in the initial determination.

            7.4 The Administrator will respond to an appeal by notifying the claimant of its determination on review within a reasonable time not longer than 60 days after

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            the plan received the request for review unless an extension of time is required for a hearing or other special circumstances. The Administrator will also notify a claimant in writing of the need for any extension before the end of the initial 60 days. Any notice of extension will indicate the special circumstances requiring the extension and the date by which a decision is expected. No extension will be longer than another 60 days after the initial period.

            7.5 The Administrator will provide the claimant with written or electronic notification of its determination on appeal. If the determination is adverse, the notice will include the specific reason or reasons for the determination; reference to the specific plan provisions on which the determination is based; a statement that, upon request and at no charge, the claimant may have copies of any document, record or other information under 7.3; and a summary of the claimant's right to bring a civil action under ERISA.

8. Status as Policy. The Company may modify and/or terminate this policy at any time and, prior to termination of his or her employment, no officer has any vested rights under this policy.

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